Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in the Registration Statements of Health Fitness Physical Therapy, Inc. on Form S-8 relating to the 1995 Employee Stock Purchase Plan, 1995 Employee Stock Option Plan, 1992 Nonqualified Employee Stock Option Plan and the 1992 Incentive Employer Stock Option Plan of our report dated April 10, 1997, appearing in the Annual Report on Form 10-KSB of Health Fitness Physical Therapy, Inc. and Subsidiaries for the year ended December 31, 1996.



Deloitte & Touche LLP

Minneapolis, Minnesota
April 10, 1997